[LETTERHEAD OF MCCURDY & ASSOCIATES]


                 CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


        As independent public accountants, we hereby consent to the use of our report dated June 18, 1999 and to all references to our firm included in or made a part of this Post-Effective Amendment No. 2 to the Registration Statement of the Empirical Investment Funds.

/s/
-----------------------------
McCurdy & Associates, CPA's, Inc.
August 16, 1999

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